Execution Copy	Exhibit 10.4
SEVERANCE AGREEMENT (this “Agreement”) dated as of September 29, 2005, between FLAG ACQUISITION CORPORATION, a Delaware corporation, (the “Merger Sub”), and ROGER KROHN (“Krohn”).
     WHEREAS, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) made and entered into as of the 18th day of May, 2005, by and among Flag Holdings Corporation, a Delaware corporation (“Parent”), the Merger Sub, a wholly owned subsidiary of Parent, and Metals USA, Inc. (the “Company”), Parent will acquire all of the capital stock of the Company by merging (the “Merger”) Merger Sub with and into the Company (the “Transaction”);
     WHEREAS, concurrently with the execution of the Merger Agreement, as a condition and inducement to Parent’s and the Merger Sub’s willingness to enter into the Merger Agreement, the Merger Sub is entering into this Agreement;
     WHEREAS, Krohn, as a condition of his employment, will make a substantial investment in Parent concurrently with the closing of the Transaction by purchasing 27,000 shares of common stock of Parent, par value $0.01, at a price of $10 per share;
     NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     Section 1. Severance.
     If after the effective date of the Transaction (the “Effective Date”), the Company terminates Krohn’s employment without Cause or Krohn resigns his employment for Good Reason, the Company shall provide the following to Krohn.
          (a) The Company will continue to pay Krohn his then current salary as of the Termination Date until the earlier of (i) the end of the twelfth month following the Termination Date (the “Severance Period”), and (ii) the date, if any, Krohn violates any other term of this Agreement.
          (b) After the Termination Date, provided Krohn elects to continue his and his beneficiaries’ participation in the Company’s medical benefit plan in which they participated prior to the Termination Date pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), the Company will reimburse Krohn for the monthly cost of continuing such coverage within 10 business days of each payment by Krohn for the lesser of: (x) twelve months following the Termination Date; and (y) the period preceding the date that Krohn becomes eligible to receive medical coverage under another employee benefit plan (“COBRA Benefits”).
     If (i) the Company terminates Krohn’s employment for any reason other than without Cause (including for Cause, because of a disability or as a result of Krohn’s death), or (ii)

Krohn’s resigns his employment for any reason other than for a Good Reason, no severance will be paid to Krohn under this Section 1.
     Section 2. Notice of Termination. Any termination by the Company for Cause or without Cause, or by Krohn for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 7(h). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Krohn’s employment under the provision so indicated and (iii) if the Termination Date is other than the date of receipt of such notice, specifies the termination date. The failure by Krohn or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Krohn or the Company hereunder or preclude Krohn or the Company from asserting such fact or circumstance in enforcing Krohn’s or the Company’s rights hereunder.
     Section 3. Definitions.
          (a) Cause. “Cause” means that the Company terminated Krohn’s employment after any of the following actions are taken by Krohn without the Company’s consent: (i) the commission of a felony or a crime of moral turpitude; (ii) a willful commission of a material act of dishonesty involving the Company; (iii) a material non-curable breach of Krohn’s obligations hereunder or any other agreement entered into between Krohn and the Company or any of its subsidiaries or affiliates; (iv) any material breach of the Company’s policies or procedures that is not reasonably curable in the Company’s sole discretion; (v) any other willful misconduct which causes material harm to the Company or its business reputation, including due to any adverse publicity; or (vi) a failure by Krohn to cure a material breach of his obligations under this Agreement, the Investor Rights Agreement among the shareholders of Parent, the Subscription Agreement between Krohn and Parent, the Non-Qualified Stock Option Agreement between Krohn and Parent or the Restricted Stock Agreement between Krohn and Parent within 30 days after written notice of such breach.
          (b) Good Reason. “Good Reason” means the Krohn resigns his employment voluntarily within ninety (90) days after any of the following actions are taken by the Company or any of its subsidiaries without Krohn’s consent: (i) a reduction in Krohn’s current annual base salary or annual target bonus potential (but not including any diminution related to a broader compensation reduction that is not limited to any particular employee or executive); (ii) a material diminution of Krohn’s responsibilities as President, Plates and Shapes West; (iii) relocation of Krohn’s primary work place, as assigned to him by the Company, beyond a fifty (50) mile radius from Springfield, Ohio; or (iv) a material breach by the Company of this Agreement; provided, however, that none of the events described in the foregoing clauses (i), (ii), (iii) or (iv) shall constitute Good Reason unless Krohn shall have notified the Company in writing describing the events which constitute Good Reason and then only if the Company shall have failed to cure such events within thirty (30) days after the Company’s receipt of such written notice.
          (c) Termination Date. The “Termination Date” means (i) if Krohn’s employment is terminated by the Company for Cause, without Cause or by Krohn for Good

Reason or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein pursuant to Section 2, as the case may be.
     Section 4. Separation Agreement and General Release. The Company’s obligations to make payments and to provide benefits under Sections 1(a) and (b) will be conditioned on Krohn executing and delivering a mutually agreeable separation agreement and general release of the Company and its Subsidiaries in a form acceptable to the Company.
     Section 5. Nondisclosure and Nonuse of Confidential Information.
          (a) Krohn shall not disclose or use at any time, either during his employment with the Company or thereafter, any Confidential Information (as hereinafter defined) of which Krohn is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by Krohn’s performance in good faith of duties assigned to Krohn by the Company. Krohn will take all appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft. Krohn shall deliver to the Company at the termination of the Employment Period, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information of the business of the Company or any of its Affiliates which Krohn may then possess or have under his control.
          (b) As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by Flag, the Company and their affiliates in connection with their business, including, but not limited to, information, observations and data obtained by the Executive while employed by the Company or any predecessors thereof (including those obtained prior to the date of this Agreement) concerning: (i) the business or affairs of Flag, the Company or their affiliates; (ii) products, services, designs, inventions, devices, developments and copyrightable works (whether patentable or unpatentable and whether or not reduced to practice); (iii) all production methods, processes, know-how, technology and trade secret; (iv) fees, costs and pricing structures, (v) non-public financial information, analyses and internal management documents; (vi) computer software and data bases, including operating systems, applications and program listings; (vii) flow charts, manuals and documentation; (viii) business methods (except those applicable to business, in general); (ix) customers and clients, including customer and client contracts and lists; (x) vendors and suppliers, including vender and supplier contracts and lists; and (xi) all information and documents related to the Transaction. Confidential Information will not include any information that has been published in a form generally available to the public prior to the date the Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.
     Section 6. Non-Solicitation; Non-Compete.
          (a) During his employment with the Company and for the period commencing on the Termination Date and ending on the twenty-four (24) month anniversary of the

Termination Date for any reason, Krohn shall not directly or indirectly through another Person (i) induce or attempt to induce any employee of the Company or any Affiliate of the Company to leave the employ of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any employee thereof, on the other hand, (ii) hire any person who was an employee of the Company or any Affiliate of the Company until twelve (12) months after such individual’s employment relationship with the Company or such Affiliate has been terminated or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any Affiliate of the Company to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company or any Affiliate, on the other hand.
          (b) Krohn acknowledges that, in the course of his employment with the Company and/or its Affiliates and their predecessors, he has become familiar, or will become familiar, with the Company’s and its Affiliates’ and their predecessors’ trade secrets and with other Confidential Information concerning the Company, its Affiliates and their respective predecessors and that his services have been and will be of special, unique and extraordinary value to the Company and its Affiliates. Therefore, Krohn agrees that during his employment with the Company and for the period commencing on the Termination Date and continuing until the twelfth month anniversary of the Termination Date if his employment is terminated without Cause or he resigns his employment for Good Reason or for the period commencing on the Termination Date and continuing until the twenty-fourth month anniversary of the Termination Date if his employment is terminated for any other reason (the “Restricted Period”), Krohn shall not directly or indirectly, engage in the fabrication, sale or distribution of any product fabricated, sold or distributed by the Company or its subsidiaries on the Termination Date or during the Restricted Period anywhere in the United States in which the Company or its subsidiaries is doing business. For purposes of this Agreement, the phrase “directly or indirectly engage in” shall include any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, partner, joint venturer of or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, licensor of technology or otherwise. Nothing herein shall prohibit Krohn from being a passive owner of not more than 4.9% of the outstanding equity interest in any entity which is publicly traded, so long as Krohn has no active participation in the business of such corporation.
     Section 7. Severance Payments.
          In addition to any other rights or remedies available to the Company at law or equity, if Krohn violates any provision of the foregoing Sections 5 or 6, any severance payments then or thereafter due from the Company to Krohn shall be terminated immediately and the Company’s obligation to pay and Krohn’s right to receive such severance payments shall terminate and be of no further force or effect.
     Section 8. General Provisions.
          (a) At –Will Employment. Nothing in this Agreement shall confer upon Krohn any right to continue in the employ of the Company or any of its subsidiaries or affiliates or interfere in any way with the right of the Company, its subsidiaries or its affiliates, as the case may be, in its sole discretion, to terminate Krohn’s employment at any time and for any reason.
          (b) Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
          (c) Entire Agreement. This Agreement, the Investor Rights Agreement, the Subscription Agreement, the Stock Incentive Plan, the Non-Qualified Stock Option Agreement and the Restricted Stock Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. For the avoidance of doubt, Krohn and Merger Sub (or, from and after the closing of the Transaction, the Company) acknowledge that any agreement between Krohn and Metals USA, Inc. entered into prior to the Effective Date, including without limitation, any employment agreement, shall be of no further force and effect as of the Effective Date.
          (d) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
          (e) Successors and Assigns.
               (i) This Agreement is personal to Krohn and without the prior written consent of Merger Sub (or, from and after the closing of the Transaction, the Company) shall not be assignable by Krohn otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Krohn’s legal representatives.
               (ii) Effective as of the Closing of the Transaction, the Merger Sub will require the Company to assume and agree to perform this Agreement.
               (iii) This Agreement shall inure to the benefit of and be binding upon Merger Sub (or, from and after the closing of the Transaction, the Company) and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
          (f) Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.
          (g) Remedies. Each of the parties to this Agreement and any such person or entity granted rights hereunder whether or not such person or entity is a signatory hereto (including, without limitation, Apollo Management V, L.P. and its Affiliates) shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs for any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement, including Sections 5 or 6 of this Agreement, and that the Company may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or other injunctive relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement or require Krohn to account for and pay over to the Company all economic benefits derived from or received as a result of any transactions constituting a breach of the covenants contained herein in this Agreement, if and when final judgment of a court of competent jurisdiction is so entered against Krohn. Each party shall be responsible for paying its own attorneys’ fees, costs and other expenses pertaining to any judgment or verdict unless the court awards otherwise.
          (h) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of Merger Sub (or, from and after the closing of the Transaction, the Company) and Krohn and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.
          (i) Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.
     If to the Company, to:
Metals USA, Inc.
One Riverway, Suite 1100
Houston, Texas 77056
Facsimile: (713) 965-9967
Attention: Chairman of the Board
     with a copy (which shall not constitute notice) to:
The Apollo Group
9 West 57th Street
New York, New York 10019
Facsimile: (212) 515-3288
Attention Marc Becker
     And with a copy (which shall not constitute notice) to:
Dreier LLP
499 Park Avenue
New York, New York
Facsimile: (212) 328-6101
Attention: Andrew Bernstein, Esq.
     If to Krohn, to Krohn’s address set forth on the signature page hereto.
          (j) Effectiveness. This Agreement shall become of no force or effect if the Transaction does not close on or before December 15, 2005.
          (k) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
          (l) Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.
          (m) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
[signature page follows]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FLAG ACQUISITION CORPORATION

By:	/s/ M. Ali Rashid
Name: M. Ali Rashid Title: President

ROGER KROHN
Signature: /s/ ROGER KROHN

Residence Address:

425 W. Home Road Springfield, Ohio 45504